UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2025

IVANHOE ELECTRIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 E. Rio Salado Parkway, Suite 130, Tempe, AZ	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 656-5821

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On June 23, 2025, Ivanhoe Electric Inc. (the “Company” or “IE”) issued a press release announcing the release of a report entitled “S-K 1300 Preliminary Feasibility Study & Technical Report Summary, Santa Cruz Copper Project, Arizona” for its Santa Cruz Copper Project (the “Santa Cruz Project” or the “Project”) located west of Casa Grande, Arizona, dated June 23, 2025 (the “PFS”). A copy of the Company’s press release dated June 23, 2025 relating to the PFS is furnished as Exhibit 99.1 to this Form 8-K.

The Company intends to hold an investor call to discuss the release of the PFS on June 23, 2025 where a slideshow presentation discussing the results of the PFS will be presented. A copy of the slideshow presentation is furnished as Exhibit 99.2 to this Form 8-K.

The information contained in Exhibit 99.1 and 99.2 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

New Preliminary Feasibility Study for the Santa Cruz Project

On June 23, 2025, the Company provided a new Preliminary Feasibility Study & Technical Report Summary for its Santa Cruz Project, dated June 23, 2025, prepared in accordance with the Securities and Exchange Commission S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for the Company by the following third-party qualified persons: Fluor Canada Ltd. (“Fluor”), BBA USA Inc. (“BBA”), Burns & McDonnell Engineering Company, Inc. (“Burns & McDonnell”), Geosyntec Consultants, Inc. (“Geosyntec”), Haley & Aldrich, Inc. (“H&A”), INTERA Incorporated (“INTERA”), KCB Consultants Ltd. (“KCB”), Life Cycle Geo, LLC (“LCG”), Met Engineering, LLC (“Met Engineering”), Paterson & Cooke USA, Ltd. (“P&C”), Stantec Consulting Services Inc. (“Stantec”), and Tetra Tech, Inc. (“Tetra Tech”). None of the qualified persons is affiliated with the Company or any other entity that has an ownership, royalty, or other interest in the property.

Mineral resources and mineral reserves are reported using the definitions in Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations in Regulation S-K 1300 (“S-K 1300”). All capital and operating cost estimates meet the requirements of S-K 1300, with an expected accuracy of -20% to +25%. A contingency of <15% has been applied to capital cost estimates. Unless otherwise indicated, all financial values are reported in United States dollars (currency abbreviation: USD; currency symbol: US$) including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions. All pricing is considered in first quarter 2025 dollars. Unless otherwise indicated, capital and operating costs do not include tariffs or escalations. Totals may not sum correctly due to rounding.

The information below is based on, or extracted from, the PFS. The PFS replaces and supersedes the prior S-K 1300 technical report summary for the Santa Cruz Project, which was an Initial Assessment.

Property Setting

The Project is a 92 kilometer drive south of the greater Phoenix metropolitan area and is accessed via the West Gila Bend Highway (Highway 84) 11 kilometers west of the city of Casa Grande, which has a population of approximately 57,700.

The greater Phoenix area is a major population center, with approximately 4.8 million people, and features an international airport, Phoenix Sky Harbor International Airport, and well-developed infrastructure and services that support the mining industry.

The climate in the Project area is typical of the Sonoran Desert, with temperatures ranging from -7°C to 47°C (19°F to 117°F) and an annual precipitation average ranging from 76 to 500 millimeters (3 to 30 inches) per year. Mining and exploration activities can be performed year-round, as there are no limiting weather or accessibility factors.

Santa Cruz Copper Project Location

Source: Ivanhoe Electric, 2025.

Mineral Tenure, Ownership, Surface Rights, Royalties, Agreements & Permits

The Santa Cruz Project is 100% owned by the Company through its wholly-owned subsidiary, Mesa Cobre Land Holding Corp. (“Mesa Cobre”).

Mineral Tenure

In 2021, IE acquired 238 unpatented mining lode claims from Central Arizona Resources, Ltd. In addition, IE acquired fee simple mineral title for two further land parcels: “CG100” and “Skull Valley”. In 2022, IE acquired the 0.08 square kilometer (20-acre) “Skull Valley” property from Skull Valley Capital, LLC in the southeastern area of the project and the 0.41 square kilometer (100.33-acre) “CG100” from CG 100 Land Partners LLC in the northeastern area of the project.

In 2023, IE acquired 16 Arizona State Land Department mineral exploration permits covering 27.95 square kilometers (~6,900 acres) of state mineral land. In 2024, IE exercised the agreement with D.R. Horton Phoenix East Construction, Inc. (“DRH”), granting IE, through Mesa Cobre, 100% of the mineral title for 26.0 square kilometers (~6,425 acres) of fee simple mineral estate, 39 federal unpatented mining lode claims (bringing the total claims controlled by IE to 277).

The total project area comprises fee simple land along with unpatented mining lode claims and Arizona State Land Department Mineral Exploration Permits. Annual renewal fees for the unpatented mining lode claims and mineral exploration permits have been made as required. The area of proposed mine activity lies on fee simple land. Mineral control is summarized in the table and map below.

Summary of the Company’s Mineral Control

Land Designation	Area (km2)
Fee Simple Mineral Ownership	25.98
Unpatented Mining Lode Claims (277 claims)	25.92
Arizona State Land Department Mineral Exploration Permits (16 permits)	30.47

Santa Cruz Project Mineral Control Map

Source: Ivanhoe Electric, 2025.

Surface & Water Rights

In 2022, IE acquired the surface rights to two land parcels: the 0.08 square kilometer (20-acre) Skull Valley property from Skull Valley Capital, LLC in the southeastern area of the project and a 0.41 square kilometer (100.33-acre) land parcel “CG100” from CG 100 Land Partners LLC in the northeastern area of project. In August 2024, IE acquired the surface title to three 0.04 square kilometer (10-acre) parcels located in various areas of the project along with the mineral rights from DRH. The majority of the surface rights for the Santa Cruz Project were acquired in 2023. Surface rights are shown in the map below. IE acquired grandfathered irrigation rights and grandfathered Type 1 non-irrigation water rights in association with the private land purchased in 2023 and holds all necessary water rights for the life-of-mine plan envisaged in the PFS.

Ivanhoe Electric Surface Control Map

Source: Ivanhoe Electric, 2025

Royalties

There are eight royalty owners for the Santa Cruz, East Ridge, and Texaco deposits, as summarized in the table below. Each royalty has its own distinct property description as shown in the map below.

Royalties Applying to the Santa Cruz Project

Royalty Owner	Royalty Description
Royalty Owner A	10% of 1/800th of the fair market value for refined copper, which amount is set by the value listed in the successor index to Metals Week as of the date the solution extraction / electrowinning (“SX/EW”) process is completed
Royalty Owner B	60% of 1/800th of the fair market value for refined copper, which amount is set by the value listed in the successor index to Metals Week as of the date the SX/EW process is completed
Royalty Owner C	2% net smelter return
Royalty Owner D	0.15% net smelter return
Royalty Owner E	½ of 1% net smelter return or ½ of 1% of 60% net smelter return if product is disposed of other than to a commercial smelter
Royalty Owner F	10% net smelter return (capped at $7 million)
Royalty Owner G	5% net smelter return
Royalty Owner H	1% net smelter return
Royalty Owner I	$0.015 per pound of copper of additional mineable reserve copper over 2 billion pounds as determined by the “Definitive Feasibility Study” or by production beyond the amount estimated in the “Definitive Feasibility Study”; the royalty owner has the option to require payment in IE common stock at a 10% discount to the five-day volume weighted average price

Extent of Royalties

Source: Ivanhoe Electric, 2025.

History

Copper mineralization, first discovered in the region in the 1960s, led to extensive drill programs across the project area. Exploration programs by several companies and joint ventures included diamond drilling and several geophysical surveys from the 1960s through the 1990s.

IE gained access to the land in August 2021 to start drill programs, completed a mineral resource estimate in 2022, an updated mineral resource estimate in early 2023, and an initial assessment in September 2023.

Geology & Mineralization

The Santa Cruz Project is situated within the Southwestern Porphyry Copper Belt, which is home to numerous productive copper deposits. Notable examples in Arizona include Mineral Park, Bagdad, Resolution, Miami-Globe, San Manuel-Kalamazoo, Ray, Morenci, Sierrita, Twin Buttes, and the historically significant Sacaton Mine. These deposits are part of the larger physiographical area known as the Basin and Range Province, which covers much of the southwestern United States.

The porphyry copper deposits in the Southwestern Porphyry Copper Belt are the result of igneous activity during the Laramide Orogeny, which occurred between 50 and 80 million years ago. This geological event was driven by the subduction of the Farallon Tectonic Plate beneath the North American Tectonic Plate, resulting in the formation of a magmatic arc and the development of associated porphyry copper systems.

The project comprises four separate areas along a southwest-northeast corridor. These areas from southwest to northeast are known as the Southwest exploration area, the Santa Cruz deposit, the East Ridge deposit, and the Texaco deposit, all of which represent portions of one or more large porphyry copper systems separated by extensional Basin and Range normal faults. Each area has experienced variable periods of erosion, supergene enrichment, fault displacement, and tilting into their present positions.

Mineralization in the project area is divided into the following:

•	Supergene copper oxide mineralization mainly consists of atacamite and chrysocolla, with smaller amounts of cuprous goethite, copper-bearing smectite clays, tenorite, cuprite, copper wad, and native copper.
•	Secondary supergene sulfide mineralization is dominantly chalcocite, which replaces hypogene sulfide.
•	Primary hypogene sulfide mineralization consists of chalcopyrite and molybdenite hosted within quartz-sulfide stringers, veins, and breccias.

Exploration, Drilling & Sampling

IE has completed geophysical surveys including two dimensional, three dimensional, multichannel seismic, reprocessing of proprietary Typhoon™ three-dimensional perpendicular pole dipole induced polarization data, and ambient noise tomography. The geophysical datasets from these surveys were used to assist with geological interpretation and improved drill targeting.

A comprehensive surface ionic leach sampling program has also been completed across the project to assess in detecting copper mineralization at depth.

IE has completed 149 infill drillholes totaling approximately 120,000 meters since the 2023 initial assessment, bringing the total to 329 drillholes and 279,164 meters of combined drilling for the project since initiating exploration activity in 2021. Combined with historical drilling, IE has data for over 469 drillholes totaling 330,118 meters of combined drilling. The mineral resource estimates are based on data from 329 drillholes totaling 279,164 meters of combined drilling.

Detailed core logging is performed by IE geologists through digital data input into MX Deposit. Data that are logged include lithology, alteration, mineralization, veining, petrophysical data, and geotechnical parameters, such as faults, joints, fractures, hardness, and rock quality (Q-system) parameters. Additional characterization fields such as rock colors, grain sizes, textures, and supergene weathering features were also captured.

Approximately 5,884 density measurements from 210 drillholes were measured for the Santa Cruz, East Ridge, and Texaco deposits.

Quality assurance and quality control for the IE drill programs consisted of inserting duplicates, blanks, and certified reference materials (standards) into the sample stream at set sampling intervals. BBA’s review of the data indicated no material issues.

IE used 83 historical and 184 modern drillholes totaling over 70 kilometers of geotechnical drilling to analyze geotechnical characterization of the Santa Cruz and East Ridge deposits. Historical drillholes were selected based on availability of rock quality designation data.

The groundwater flow model was calibrated and used to predict the residual passive inflows for the prefeasibility study mine plan. The predicted residual passive inflows resulting from the updated model, with mitigation measures of activated colloidal silica and grouting applied, indicate that the residual passive inflows for the first 10 years of the mine are at or below 6,000 gallons per minute, compared to the 12,000 gallons per minute estimated in the 2023 initial assessment model, in addition to two years of 3,000 gallons per minute of active pumping. From Years 11 through 25, the residual passive inflows in the updated model range from approximately 6,500 to 8,000 gallons per minute, compared to 15,000 to 18,000 gallons per minute predicted in the initial assessment model.

Data Verification

BBA personnel in the disciplines of geology, mineral resource estimation, mineral reserve estimation, and mining visited the project site in 2024. During the visit, BBA personnel reviewed and verified data acquisition procedures with IE personnel, visited active drill sites, and performed several other verification checks to ensure data integrity.

Based on the data made available, BBA considers that a reasonable level of verification has been completed and that no material issues were identified from the programs. It is BBA’s opinion that the geological data collection and quality assurance and control procedures used by IE are consistent with current industry practices and that the geological database is of suitable quality to support a mineral resource estimate.

Metallurgical Testwork

Metallurgy and processing test work were directed by Met Engineering, LLC and conducted at McClelland Labs in Sparks, Nevada, USA and at Blue Coast Research in Parksville, British Columbia, Canada. Metallurgical testwork included the following:

•	establishing copper recoveries, based on sequential coppers for chloride-assisted, weak-sulfuric acid, heap leaching of mineralized material at the Santa Cruz Copper Project.
•	determining commercial operating parameters for heap leaching mineralized material at the Santa Cruz Project, including salt usage, sulfuric acid usage, ore cure/agglomeration practices, leach cell cycle times for an on/off leach pad design, annual pregnant leach solution grades, and pregnant leach solution flow rate to solvent extraction.

A grade-recovery algorithm was developed based on sequential copper assays. For the life-of-mine processing, this equation produces a weighted average of 92.2% total copper recovery to cathode for leaching a 6-meter lift of ore crushed to 100% passing 9.5 mm for 180 days of irrigation utilizing an on/off leach pad.

There are no deleterious elements or factors that could have a significant effect on economic extraction of the copper in the mineralized material.

Mineral Resource Estimate

Estimation Methodology

The Santa Cruz deposit has approximately 194,000 meters of drilling in 226 drillholes; East Ridge has approximately 49,000 meters of drilling in 62 holes; and Texaco has approximately 36,000 meters of drilling in 41 holes.

Geological domains were developed for the project based on alteration, lithological, and mineralogical characteristics, incorporating regional and local structural information. Normal faults separate the mineralization at the Santa Cruz, East Ridge, and Texaco deposits.

The Santa Cruz deposit was divided into several mineral domains: exotic domain, verde domain, leach cap, oxide domain, chalcocite enriched domain, and primary mineralization domain. The East Ridge deposit consists of a mix of oxide and chalcocite enriched domains. The Texaco deposit consists of all domains except for leach cap and exotic. The domains were further divided into subdomains based on individual grade profiles, which align with controls on mineralization. The following terms are assigned to the subdomains; these represent a local definition of the grade profile: high-grade, medium-grade, and low-grade.

Exploratory data analysis was conducted to determine the nature of element distribution and correlation of grades within individual lithological units, and to identify high-grade outlier samples. Capping was not applied to copper values as significant outliers were not identified. Samples were composited to 2-meter intervals. Variograms were completed by subdomain for each deposit.

The resource estimation methodology constrains the mineralization by using hard wireframe boundaries. Ordinary kriging was employed for the Santa Cruz deposit, and inverse distance squared was selected for the East Ridge and Texaco deposits. Multiple search passes were used for each deposit. Search parameters were based on variography and continuity of mineralization.

Validation checks were completed on the mineral resource estimates. These included visual comparison of estimated grade to composite grade, domain conformity, swath plots, and comparisons to alternate estimation methods.

Indicated and inferred classification was applied to the Santa Cruz, East Ridge, and Texaco deposits based on BBA’s review that included the examination of drill spacing, visual comparison, kriging variance, distance to the nearest composite, and search pass, along with the search ellipsoid ranges. Collectively, this information was used to produce an initial classification script followed by manual wireframe application to further limit the mineral resource classification.

Mineral resources used commodity prices based on long-term analyst and bank forecasts. In the opinion of BBA, this price is generally aligned with pricing over the last one, three, and five years; forward-looking pricing from internationally recognized banks is appropriate for use in a mineral resource estimate. The commodity price considered three-year trailing averages.

Mineral Resource Statement

The mineral resources in this estimate were independently prepared, including estimation and classification, by BBA in accordance with the definition for mineral resources in S-K 1300 regulations. The in-situ mineral resource estimates for the Santa Cruz, East Ridge, and Texaco deposits, exclusive and inclusive of reserves, are presented in the tables below.

In-Situ Mineral Resource Estimate Exclusive of Reserves for Santa Cruz, East Ridge & Texaco

Deposit	Classification	Tonnes (kt)	Total Copper (%)	Acid Soluble Copper (%)	Cyanide Leach Copper (%)	Residual Copper (%)	Gold (g/t)	Silver (g/t)	Contained Copper (kt)	Total Acid Soluble Cu (kt)	Total Cyanide Cu (kt)	Total Residual Cu (kt)	Contained Gold (koz)	Contained Silver (koz)	Contained Copper (Mlbs)
Santa Cruz	Indicated	178,451	0.80	0.34	0.20	0.27	0.024	1.43	1,435	607	359	477	139	8,211	3,163
	Inferred	31,998	0.73	0.21	0.17	0.34	0.021	1.78	232	68	54	110	21	1,832	512
East Ridge	Indicated	4,407	0.94	0.43	0.31	0.20	0.015	0.71	41	19	14	9	2	101	91
	Inferred	48,676	0.89	0.44	0.12	0.33	0.006	0.40	436	216	57	163	9	623	960
Texaco	Inferred	341,345	0.78	0.06	0.27	0.45	0.028	0.81	2,664	218	920	1,537	302	8,850	5,873
All Deposits	Indicated	182,859	0.81	0.34	0.20	0.27	0.024	1.41	1,476	625	373	486	141	8,312	3,254
All Deposits	Inferred	422,020	0.79	0.12	0.24	0.43	0.025	0.83	3,332	503	1,030	1,809	333	11,304	7,346

Notes on mineral resources: 1. The mineral resources in this estimate were independently prepared, including estimation and classification, by BBA USA Inc., and are reported in accordance with the definition for mineral resources in S-K 1300. 2. Mineral resources that are not mineral reserves do not have demonstrated economic viability. 3. Mineral resources are reported in situ, inclusive of mineral reserves. 4. The mineral resources for Santa Cruz, East Ridge, and Texaco deposit were completed using Datamine Studio RM software. 5. The mineral resources are current at June 23, 2025. 6. Mineral resources constrained assuming underground mining methods for the Santa Cruz deposit are reported at an NSR cutoff of US$32.00 for heap leach and US$34.00 for concentrator; Texaco deposit is reported at a NSR cutoff of US$32.00 for heap leach and US$34.00 for concentrator; and East Ridge deposit is reported at a NSR cutoff of US$40.00 for longhole stoping and US$50.00 for drift and fill. The cutoff reflects the total operating costs to define reasonable prospects for economic extraction by conventional underground mining methods. Material from within mineable shape-optimized wireframes has been included in the mineral resource. Underground mineable shapes optimization parameters include a long-term copper price of US$4.00/lb, gold price of US$1,900/oz, and silver price of US$24.00/oz. Process costs of US$7.00 to US$9.00 per processed tonne; direct mining costs between US$22.00 to US$40.00 per processed tonne reflecting various mining method costs (leach, long hole or drift and fill), mining general and administration costs of US$2.63 per processed tonne, onsite processing costs between US$31.63 to US$49.63 per processed tonne, along with variable royalties between 5.01% to 6.96% NSR, and a mining recovery of 100%. 7. Mineral resources are estimated using metallurgical recoveries for heap leach of 96% for acid soluble copper, 83% for cyanide soluble copper, 22% for residual copper, 0% for gold and 0% for silver. Recoveries for concentrator are 0% for acid soluble copper, 90% for cyanide soluble copper, 90% for residual copper, 59% for gold, and 69% for silver. 8. Density was applied using weighted averages by deposit subdomain. 9. Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade, and contained metal content. 10. k=thousand; t=tonne; g/t=grams per tonne; M=million; lb=pounds; oz=ounces; NSR=Net smelter return.

In-Situ Mineral Resource Estimate Inclusive of Reserves for Santa Cruz, East Ridge & Texaco

Deposit	Classification	Tonnes (kt)	Total Copper (%)	Acid Soluble Copper (%)	Cyanide Leach Copper (%)	Residual Copper (%)	Gold (g/t)	Silver (g/t)	Contained Copper (kt)	Total Acid Soluble Copper (kt)	Total Cyanide Cu (kt)	Total Residual Cu (kt)	Contained Gold (koz)	Contained Silver (koz)	Contained Copper (Mlbs)
Santa Cruz	Indicated	317,709	0.95	0.48	0.30	0.17	0.027	1.62	3,017	1,517	956	543	279	16,513	6,650
	Inferred	31,998	0.73	0.21	0.17	0.34	0.021	1.78	232	68	54	110	21	1,832	512
East Ridge	Indicated	8,742	1.00	0.45	0.39	0.16	0.014	0.68	88	40	34	14	4	191	193
	Inferred	48,676	0.89	0.44	0.12	0.33	0.006	0.40	436	216	57	163	9	623	960
Texaco	Inferred	341,345	0.78	0.06	0.27	0.45	0.028	0.81	2,664	218	920	1,537	302	8,850	5,873
All Deposits	Indicated	326,450	0.95	0.48	0.30	0.17	0.027	1.59	3,104	1,557	989	558	283	16,704	6,844
All Deposits	Inferred	422,020	0.79	0.12	0.24	0.43	0.025	0.83	3,332	503	1,030	1,809	333	11,304	7,346

Notes on mineral resources: 1. The mineral resources in this estimate were independently prepared, including estimation and classification, by BBA USA Inc., and are reported in accordance with the definition for mineral resources in S-K 1300. 2. Mineral resources that are not mineral reserves do not have demonstrated economic viability. 3. Mineral resources are reported in situ, inclusive of mineral reserves. 4. The mineral resources for Santa Cruz, East Ridge, and Texaco deposit were completed using Datamine Studio RM software. 5. The mineral resources are current at June 23, 2025. 6. Mineral resources constrained assuming underground mining methods for the Santa Cruz deposit are reported at an NSR cutoff of US$32.00 for heap leach and US$34.00 for concentrator; Texaco deposit is reported at a NSR cutoff of US$32.00 for heap leach and US$34.00 for concentrator; and East Ridge deposit is reported at a NSR cutoff of US$40.00 for longhole stoping and US$50.00 for drift and fill. The cutoff reflects the total operating costs to define reasonable prospects for economic extraction by conventional underground mining methods. Material from within mineable shape-optimized wireframes has been included in the mineral resource. Underground mineable shapes optimization parameters include a long-term copper price of US$4.00/lb, gold price of US$1,900/oz, and silver price of US$24.00/oz. Process costs of US$7.00 to US$9.00 per processed tonne; direct mining costs between US$22.00 to US$40.00 per processed tonne reflecting various mining method costs (leach, long hole or drift and fill), mining general and administration costs of US$2.63 per processed tonne, onsite processing costs between US$31.63 to US$49.63 per processed tonne, along with variable royalties between 5.01% to 6.96% NSR, and a mining recovery of 100%. 7. Mineral resources are estimated using metallurgical recoveries for heap leach of 96% for acid soluble copper, 83% for cyanide soluble copper, 22% for residual copper, 0% for gold and 0% for silver. Recoveries for concentrator are 0% for acid soluble copper, 90% for cyanide soluble copper, 90% for residual copper, 59% for gold, and 69% for silver. 8. Density was applied using weighted averages by deposit subdomain. 9. Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade, and contained metal content. 10. k=thousand; t=tonne; g/t=grams per tonne; M=million; lb=pounds; oz=ounces; NSR=Net smelter return.

Factors That May Affect the Mineral Resource Estimate

•	Areas of uncertainty that may materially impact the mineral resource estimates are as follows:
•	changes to long-term metal price assumptions
•	changes to the input values for mining, processing, and general and administrative costs (“G&A”) to constrain the estimate
•	changes to local interpretations of mineralization geometry and continuity of mineralized subdomains
•	changes to the density values applied to the mineralized zones
•	changes to metallurgical recovery assumptions
•	changes in assumptions of marketability of the final product
•	variations in geotechnical, hydrogeological, and mining assumptions
•	changes to assumptions with an existing agreement or new agreements
•	changes to environmental, permitting, and social license assumptions
•	logistics of securing and moving adequate services, labor, and supplies could be affected by epidemics, pandemics, and other public health crises, or geopolitical influence.

Mineral Reserve Estimate

Estimation Methodology

Underground mineral reserves were estimated by BBA. Estimates were prepared for the Santa Cruz deposit, a portion of the East Ridge deposit, and the Verde domain located within the Santa Cruz deposit. The primary mining method for both deposits employs longhole stoping without pillars, utilizing a primary and secondary stoping sequence. Additionally, a few small lenses within the East Ridge deposit use a drift-and-fill mining method. Stopes will be backfilled with cemented rockfill to the end of the first quarter of 2029 and then all stopes will be backfilled after mining with paste backfill for the remainder of the mine life. Indicated mineral resources were converted to probable mineral reserves. Inferred mineral resources were not converted to mineral reserves; however, if inferred mineral resources fell within the mineral reserve designs, they were assumed to have zero grade.

The underground mine approach was designed using zones that were amenable to different mining methods based on geotechnical considerations, access requirements, deposit shape, orientation and grade, and mining depths. Waste or low-grade blocks in the stope shapes were treated as internal dilution. Mine designs were modified by including the capital and operating development needed to access the stopes, and the applicable infrastructure requirements.

Net smelter return (“NSR”) represents the gross revenue generated from the sale of a refined metal product (in this case, copper cathodes) after deducting all associated off-site costs. For a mine producing copper cathodes via heap leaching and SX/EW, the traditional "smelter" and "refining" charges inherent in concentrate sales are not applicable. Instead, the offsite deductions are specific to the direct sale of cathodes.

The primary metal produced at the Santa Cruz Project is copper. While byproducts of gold and silver are present, the current heap leach SX/EW process does not recover these precious metals. As is common with polymetallic deposits, the cutoff value for mineral reserves is determined and expressed in terms of net smelter return value per tonne.

The NSR is calculated based on unit metal values, utilizing representative smelter contract terms, freight costs, and forecasted metal prices. The metal prices and metallurgical recovery rates used for NSR calculations and the operating cost for cutoff value calculations are summarized in the tables below. Royalties are factored into each block of the mineral resource model.

Mineral reserves are assessed using commodity prices derived from long-term forecasts from analysts and banks. According to BBA, this pricing generally reflects the trends observed over the past one, three, and five years, and the forward-looking prices from internationally recognized banks are deemed appropriate for mineral reserve estimates.

NSR Parameters

Product	Unit	Value
Acid Soluble Copper Recovery	%	98.8
Cyanide Soluble Copper Recovery	%	85.4
Residual Copper Recovery	%	35.1
Recoverable Copper	%	90.9
Net Recoverable Copper	%	90.0
Copper Price	$ per pound	4.00

Operating Costs for Cutoff Value Calculations

Criteria	Unit	Santa Cruz	East Ridge	East Ridge
		30 meter Longhole	Drift and Fill	15 meter Longhole
		Leach	Leach	Leach
Cathode Split	%	100.0	100.0	100.0
Onsite Costs
Mining Costs – Direct	$ per tonne processed	31.00	47.05	47.05
Processing Costs	$ per tonne processed	10.32	10.32	10.32
G&A	$ per tonne processed	2.63	2.63	2.63
Onsite Total	$ per tonne processed	43.95	60.00	60.00
Onsite Rounded NSR Breakeven Cutoff	$ per tonne	44.00	60.00	60.00

Mineral Reserve Statement

Indicated mineral resources were converted to probable mineral reserves. Inferred mineral resources were excluded from the mineral reserve estimate. Mineral reserves for the Santa Cruz Copper Project are estimated for the Santa Cruz deposit and a portion of the East Ridge deposit, as well as the Verde domain within the Santa Cruz deposit.

Mineral reserves are supported by a mine plan, engineering analysis, and modifying factors.

The point of reference for the mineral reserves is the point where the ore is delivered to the processing plant. Mineral reserves are reported on a 100% basis.

The mineral reserve estimate for the Santa Cruz Copper Project is shown below.

Santa Cruz Project Mineral Reserve Estimate

Deposit	Classification	Tonnes (kt)	Total Copper (%)	Acid Soluble Copper (%)	Cyanide Leach Copper (%)	Residual Copper (%)	Contained Copper (kt)	Total Acid Soluble Cu (kt)	Total Cyanide Cu (kt)	Total Residual Cu (kt)
Santa Cruz	Probable	132,061	1.08	0.62	0.41	0.05	1,430	820	544	65
East Ridge	Probable	4,112	1.03	0.46	0.44	0.12	42	19	18	5
Total	Probable	136,173	1.08	0.61	0.41	0.05	1,472	839	563	70

Notes: 1. The mineral reserves in this estimate are current to June 23, 2025 and were independently prepared, including estimation and classification, by BBA USA Inc. They are reported in accordance with the definitions for mineral reserves in S-K 1300. 2. The point of reference for the estimate is the point of delivery to the process facilities. 3. The mineral reserves for the Santa Cruz and East Ridge deposits were completed using Deswik mining software. Mineral reserves are defined within stope designs that are prescribed by rock mechanics, considering the specific characteristics of deposits, mineral domains, mining methods, and the mining sequence. Transverse longhole stoping is the optimal mining method with uppers and cut & fill methods used where appropriate. Mining will occur in blocks, extracting ore from the bottom upwards, with paste backfill providing ground support to sustain a production rate of 20,000 tonnes per day for the first 15 years of operation. 4. Mineral reserves are estimated at an NSR cutoff value of $43.95/t for longhole stoping and $60/t for longitudinal retreat stopes and drift and fill. The NSR values reflect the discrete metallurgical responses for each mineral reserve block using metallurgical recoveries for heap leach of 96% for acid soluble copper, 83% for cyanide soluble copper, 22% for residual copper. Underground mineable shapes optimization parameters include a long-term copper price of US$4.00/lb. 5. Mineral reserves account for mining loss and dilution. 6. Mineral reserves are a subset of the indicated mineral resource and do not include the inferred mineral resource. 7. Rounding, as required by the guidelines, may result in apparent summation differences between tonnes, grade, and contained metal content.

Factors That May Affect the Mineral Reserve Estimate

Factors that may affect the mineral reserve estimate include the following:

•	changes to long-term metal price assumptions
•	changes to metallurgical recovery assumptions
•	changes to the input assumptions used to derive the mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates
•	changes to the forecast dilution and mining recovery assumptions
•	changes to the cutoff grades used to constrain the estimates
•	variations in geotechnical (including seismicity), hydrogeological, mining, and processing recovery assumptions
•	changes to environmental, permitting, and social license assumptions.

Mining Methods

The Santa Cruz Project is an undeveloped brownfield project where mineral reserves have been identified for two deposits: Santa Cruz and East Ridge.

The Santa Cruz deposit is located approximately 480 to 940 meters below the surface. Based on the mineralization's geometry and supporting geotechnical data, transverse underground longhole stoping has been selected as the most suitable mining method. Mining will be conducted in blocks, with ore being extracted from the bottom upward within each block while utilizing paste backfill to provide ground support. A sill pillar will be maintained between the blocks. The paste backfill is designed to be strong enough to allow adjacent filled stopes to be mined without requiring additional pillars.

The stopes for the Santa Cruz deposit will have varying widths of 12 to 18 meters and lengths ranging from 10 to 17 meters, depending on the geotechnical domain, zone, and mining sequence (primary or secondary). The levels in the mine are spaced 30 meters apart. The Verde zone is a subdomain within the Santa Cruz deposit, and the production stopes in this area will be accessed from the Santa Cruz mine levels, featuring standard dimensions of 20 meters (height) x 15 meters (width) x 20 meters (length).

The East Ridge deposit is situated to the north of the main Santa Cruz deposit, approximately 310 to 790 meters below the surface. It consists of multiple tabular lenses and will be mined using a hybrid approach that combines longhole stoping and the drift-and-fill method, depending on the geometry of the orebody in each zone. At East Ridge, longhole stopes will measure 15 meters (height) x 10 meters (width) x 8 meters (length), accessed via longitudinal entries. For zones using the drift-and-fill method, the drifts will have dimensions of 5 meters (height) x 5 meters (width), with variable lengths determined by the local rock mass condition. Mining will begin with a drift sized at 5 meters (height) x 5 meters (width), followed by paste backfill and curing before the development of the next adjacent drift in the orebody.

Mine access will be provided through two decline drifts from the surface: one for main access and the other for a Railveyor system to handle materials. Ore will be transported from the stopes by load-haul-dump equipment to an orepass system, which will transfer the ore from a chute to a conveyor system. From the conveyor system, it will be loaded onto the Railveyor and brought to surface. Main intake and exhaust raises will be developed to ensure the mine workings are adequately ventilated. The combined production target for the Santa Cruz and East Ridge deposits is approximately 20,000 tonnes per day.

The Santa Cruz Project encompasses three mining zones: Santa Cruz, Verde, and East Ridge, depicted in the figure below. The Santa Cruz zone is the primary production area and is structurally divided into northern and southern regions.

Mining Zones of Santa Cruz and East Ridge Deposits, View Looking North

DECLINE RAILVEYOR
BOX CUT
DECLINE ACCESS
EAST RIDGE
SANTA CRUZ
VERDE
Empire State Building
(443 meters tall)
400 meters
N

Source: Ivanhoe Electric, 2025.

Primary (first-pass) support will be installed in conjunction with the advance of excavation and will provide support and reinforcement. Any support applied at a later stage will be considered secondary (or second-pass) support. Excavation in rock will be performed via conventional (drill and blast) methods or with a roadheader machine.

The Santa Cruz Project mine life is expected to be 23 years with construction from 2026 to 2028 followed by schedule production to 2051. The table below summarizes the production in the mine plan. The “Ore” column represents the total development and production ore for Santa Cruz, Verde, and East Ridge mining zones.

Santa Cruz Scheduled Production Summary

Year	Ore (tonnes in thousands)	Total Copper (%)	AsCu (%)	CNCu (%)	Cu_Res (%)	Ratio Acid Soluble Copper:Total Copper
2026	0	0.00	0.00	0.00	0.00	0.00
2027	28	0.48	0.34	0.05	0.10	0.70
2028	1,673	0.71	0.51	0.15	0.05	0.71
2029	3,973	1.29	0.99	0.26	0.04	0.77
2030	5,377	1.35	0.86	0.44	0.04	0.64
2031	6,737	1.15	0.61	0.51	0.04	0.53
2032	7,492	1.12	0.56	0.50	0.06	0.50
2033	7,439	1.13	0.56	0.52	0.06	0.49
2034	7,875	1.02	0.64	0.35	0.03	0.63
2035	7,441	1.13	0.72	0.39	0.02	0.64
2036	7,740	1.06	0.75	0.29	0.02	0.71
2037	7,937	1.01	0.58	0.38	0.05	0.57
2038	7,961	0.99	0.52	0.43	0.04	0.52
2039	7,256	1.15	0.49	0.59	0.08	0.42
2040	7,400	1.14	0.53	0.53	0.07	0.46
2041	7,819	1.05	0.51	0.48	0.06	0.49
2042	7,851	1.07	0.52	0.49	0.06	0.48
2043	5,956	1.07	0.68	0.34	0.05	0.64
2044	4,177	1.04	0.50	0.51	0.03	0.48
2045	3,732	1.04	0.67	0.31	0.06	0.65
2046	3,338	1.05	0.67	0.31	0.06	0.64
2047	3,453	1.00	0.69	0.26	0.05	0.69
2048	3,586	1.07	0.65	0.36	0.06	0.60
2049	3,655	0.99	0.52	0.41	0.06	0.53
2050	3,643	1.04	0.67	0.29	0.08	0.65
2051	2,636	0.92	0.66	0.14	0.12	0.71
Total	136,173	1.08	0.62	0.41	0.05

The figures below shows a tonne-grade graph for production and includes estimated waste rock and the tonnes of material mined over the life-of-mine from the orebodies and development.

Santa Cruz Tonne – Grade Graph

Source: BBA, 2025.

Santa Cruz Tonnes of Mined Material

Source: BBA, 2025.

The injection of activated colloidal silica to reduce water flow around development excavations has been evaluated by Geosyntec for the project. During initial decline development where the twin declines pass through the upper portion of the Gila conglomerate and high hydraulic conductivity zones, standard ramp dewatering methods—in addition to methods like activated colloidal silica injection—support de-risking of early development.

Cemented paste backfill will be used as the primary backfill method to support the mining cycle at Santa Cruz Project and facilitate the excavation of adjacent voids. Cemented rockfill is used for the initial nine months of stoping as production ramps up and spent ore becomes available from the on/off heap leach pad. Paste backfill from milled spent ore is used for the remainder of the life of mine. The spent ore requires conditioning prior to use in the backfill system to ensure suitable properties for paste backfill.

Grade control at the Santa Cruz mine will be enhanced through technology integrated into the materials handling system, such as cross-belt analyzers. Additionally, production hole sampling and onsite testing at the surface assay laboratory will be employed to reconcile results with the mine plan.

The underground ventilation system is designed to ensure efficient airflow and maintain appropriate working temperatures underground throughout the life of mine. Using a pull system with main exhaust fans, the system has a capacity of 940 cubic meters per second, supported by two declines and three primary ventilation shafts. All main fans are planned to be installed on the surface at East Ridge shaft and Santa Cruz shaft #1, while booster fans will be needed to regulate ventilation flow underground. Due to high ambient temperatures, mechanical cooling is provided by a central refrigeration plant with a peak capacity of 20 megawatts of refrigeration. The system features variable frequency drives and regulators to allow ventilation control underground, ensuring adequate air quality and efficient clearance of mine blast gases.

Recovery Methods

Process for the Santa Cruz Project has been designed to cycle oxide and secondary sulfide ores through an on/off heap leach pad to produce a copper-rich pregnant leach solution that will be processed in the onsite solvent extraction and electrowinning circuit for recovery.

The process designs were based on existing technologies and proven equipment. The process and refinery plant designs are based on the results of metallurgical testwork on the mineralized material at the Santa Cruz Project. The designs are conventional.

The simplified overall process flow diagram is presented in the figure below.

Ore produced from the underground mine will be processed using a heap leach and solvent extraction and electrowinning flowsheet to produce London Metal Exchange grade copper cathode. The heap leaching process will take place on an on/off pad. Spent ore will be removed from the leach pad and processed for paste backfill or stacked on a spent ore pile. Approximately 50% of the spent ore will be processed for use in paste backfill. Operations will be conducted 24 hours per day, 365 days per year for approximately 26 years at a design stacking rate of up to 22,000 tonnes per day.

Run-of-mine ore will be delivered to surface at a diameter of less than 20 centimeters via the Railveyor. Ore from underground will be either fed, via a surge hopper, to crushing or diverted and conveyed to the coarse ore stockpile for future use. Fine ore (undersize from the crushing circuit) will be trucked to the agglomeration drums where sulfuric acid and sodium chloride can be added to facilitate agglomeration and leaching.

Crushed and agglomerated ore will be delivered to the leach pad via a combination of haul truck and overland conveying and stacking equipment. The final mobile conveyor will feed two self-propelled indexing conveyors in series, which in turn will feed the self-propelled mobile radial stacker. The cells will be ‘retreat’ stacked by the radial stacker in a 130-meter-wide, half-moon shape.

The on/off heap leach pad will be divided into seven cells, each 130 by 640 meters. There will be 25-meter-wide spacer strips between the cells effectively creating multiple leach pads and providing safety zones between the cells. The liner for the leach pad is comprised of a high-density polyethylene geomembrane overlaying a geosynthetic layer of clay overlaying prepared native foundation materials or grading fill.

Ore will be stacked at up to 22,000 tonnes per day, and therefore it will take approximately 36 days to stack each cell at design production rate. Each of the cells will progress through cycles in sequence with each stacking cycle taking 36 days and an entire cell cycle taking 265 days.

Simplified Process Flowsheet

Source: Fluor, 2025.

The cycles are as follows:

•	stacking (36 days)
•	piping connections and stacker relocation (2 days)
•	irrigation five 36-day cycles (180 days)
•	drain down, water rinse, drain down, and piping removal (30 days)
•	spent ore removal (28 days)
•	inspection and rehabilitation (2 days).

The cells will be irrigated with raffinate (depleted pregnant leach solution from the solution extraction process). Leach solution will report to the pregnant leach solution pond. At the end of the leach cycle, spent ore will be removed to the spent ore piles or the paste plant using loaders and trucks, see the figure below.

Seven-Cell Heap Leach and Solution Management

Source: Fluor, 2025.

Solution will be managed in a series of lined ponds, including the raffinate pond, raffinate storm water pond, pregnant leach solution pond, pregnant leach solution stormwater pond, secondary pregnant leach solution pond, and spent ore area stormwater ponds. The pond system has been sized to contain normal operating solutions and stormwater and to maintain separation between contact and non-contact water. The proposed locations of the solution management ponds are depicted in the figure below.

Solution Management Ponds, Leach Pad, and Spent Ore Piles

Source: Fluor, 2025.

The solvent extraction circuit design comprises two parallel trains. Each train will consist of two extraction stages, two wash stages, and one strip stage.

The copper electrowinning tankhouse will comprise electrowinning cells with lead anodes and stainless-steel cathode blanks. Cathodes (copper electroplated onto stainless steel blanks) will be harvested manually using an overhead crane and bail. Cathodes will be stripped in an industry standard automated stripping machine and the washed blanks will be returned to the cells. Product cathode copper will be bundled, sampled, weighed, labeled, and shipped.

Infrastructure

The Santa Cruz Copper Project site surface infrastructure comprises the following:

•	an open excavation 60-meter-deep “box cut” ramp for accessing a twin decline portal to the underground mine workings
•	three ventilation shafts to facilitate air flows to the underground mine workings
•	primary mine ventilation fans, hardware, and ducting to control ventilation to the underground mine workings
•	refrigeration plant to control temperatures in the underground mine workings
•	ventilation bore for refrigeration
•	rock crushing process plant and temporary stockpiles
•	two spent ore facilities; north and south pads
•	on/off leach pad with associated collection ponds and mobile stacking
•	solution extraction and electrowinning process facilities
•	mobile cement batch plant facility
•	paste backfill batch facility
•	maintenance, and warehouse facilities
•	first aid/rescue building
•	multiple various ancillary outbuildings
•	entry security shack and various visitor and project parking spaces
•	equipment delivery and open laydown/storage area
•	multiple improved and unimproved access roads
•	piping and pumping systems for process and water services
•	explosives storage facility
•	high-voltage transmission line and substation
•	environmental monitoring facilities
•	emergency power generation facility
•	solar power and battery storage facility.

Key infrastructure locations are shown on the map below.

Santa Cruz Site Plan

Source: Fluor, 2025

Power for the project will be provided from a combination of onsite renewable energy supply and utility grid supply. The goal of the mine development is to achieve a minimum of 70% of the energy supply from renewable sources including onsite photovoltaic solar generation built by a third-party developer in conjunction with a Power Purchase Agreement facilitated by local power provider Electrical District No. 3 plus onsite battery energy storage system. The renewables facility was sized based on available area and to provide 40 megawatts of continuous power annually with over 90% load coverage.

The proposed onsite battery energy storage system consists of a lithium-ion system rated for 140 megawatts / 560 megawatt hours. There is an additional opportunity to utilize the emerging vanadium redox flow battery technology. A percentage of the lithium-ion battery energy storage system could be replaced by a vanadium redox flow battery system. VRB Energy USA Inc. is the license holder of vanadium redox battery technology in the United States and is a wholly owned subsidiary of VRB Energy Inc., a 90%-owned and controlled subsidiary of IE.

The Santa Cruz Project will have an estimated operating load of 78.7 megawatts and a forecast annual consumption of between 580,000 and 690,000 megawatt hours during peak production years.

Water supply for process operations will be sourced from existing grandfathered Type I non-irrigation rights and mine dewatering. Potable water will be trucked in from the city. Trucked water will be stored in a tank to service the surface facilities.

Water management operations include systems of underground dewatering, water collection and conveyance facilities, water storage, water use, and various management options for discharge of excess water. Water not used for underground mining, the paste backfill plant, the process plant, and the on/off heap leach pad can be pumped to storage reservoirs. Rapid infiltration basins are used to capture non-contact stormwater runoff to prevent stormwater from coming into contact with mining operations.

Testwork confirmed the extracted groundwater quality will be acceptable for irrigation use when applied to suitable crops (e.g., cotton, alfalfa, pasture grasses) commonly grown in the vicinity of the project. The water distribution system is designed to distribute water to agricultural end-users, without treatment, and includes a side-stream water treatment process that may be used if the extracted groundwater does not meet the standards defined by end-users.

Onsite accommodations facilities are neither required nor planned. Personnel will reside in nearby settlements including Casa Grande, Maricopa, the Phoenix metropolitan area, and Tucson, and will commute to site by vehicle. Parking, security, fencing, and a gatehouse are included in the design.

The infrastructure buildings to be built on site include explosive magazine storage; cap magazine storage; core shack; process laboratory; security and main gate; fueling station; mine, plant operations building, changehouse, and mine dry; first aid and emergency rescue facilities; mining facility warehouse.

Market Studies & Contracts

Copper is a globally traded commodity that has established benchmark pricing in the form of exchanges such as the London Metals Exchange or Commodity Exchange Inc. The Santa Cruz Project aims to produce copper cathode. IE plans to sell the copper in the United States.

Refined copper cathodes will be sold with reference to the prices on the Commodity Exchange or London Metals Exchange at an agreed-upon quotational period. An additional premium to the price will be negotiated with potential buyers. Factors affecting the premium will include the shape and chemical specification of the cathode, together with the geographical location of the delivery point in relation to where the cathode is going to be consumed.

This study uses a base copper price of $4.25 per pound, which is based on a review of the one-, three-, and five-year trailing averages, as well as consensus forecasts from major banks and a market study completed by Ocean Partners for the Company.

Due to the shape, chemical composition, and origin point of the cathode, it is expected that a premium to the price will be negotiated with potential buyers that is marginally above the historical average. For financial modeling purposes, this premium is estimated at $0.14 per pound ($300 per tonne).

The below table summarizes the one-, three-, and five-year trailing price for copper using the LME Grade A monthly average as well as consensus forecasts from the major banks (CIBC, 2025) and Ocean Partners (2025).

Commodity Price Summary

	LME Trailing Average ($ per pound)			Forecast ($ per pound)
	1-Year	3-Year	5-Year	2026	2027	2028	2029	Long-term
BBA[1]	4.22	3.96	3.95
Banks Forecast[2]				4.36	4.52	4.65		4.31
Ocean Partners[3]				4.31	4.54	4.76	4.65	4.31

Notes: 1 BBA, Metal Pricing_R00, June 2025. 2 CIBC Consensus Commodity Prices – June 2025. 3 Ocean Partners, April 2025. LME = London Metals Exchange.

At this time, no sales agreements or contracts have been executed with vendors, contractors, or manufacturers.

Environmental, Closure & Permitting

Environmental studies have included examination of flora and fauna, threatened and endangered species, migratory birds, surface water mapping, cultural heritage, air quality, carbon intensity, surface water monitoring, groundwater monitoring, water quality, material characterization, and mine material environmental behavior.

Much of the property has been previously disturbed from its natural state. These disturbances include flood control features, such as the canal identified as the Santa Cruz Wash Canal, paved and unpaved roads, and agricultural practices. These disturbances have removed all potential natural surface water features that may have existed in this area. The only features within the property that possess characteristics of an ordinary high-water mark and may be potential Waters of the United States are the north branch of the Santa Cruz Wash and the constructed Santa Cruz Wash Canal.

The project is committed to responsible environmental management, with a particular focus on minimizing air quality impacts. The project is located within the West Pinal County PM10 (particulate matter emissions with a diameter less than 10 microns) nonattainment area. Accordingly, the project will take specific measures to control and effectively mitigate dust. These measures will be in alignment with both local and state requirements.

A groundwater monitoring program to continue collecting baseline water quality data was developed and implemented in October 2023. The objective of the monitoring plan is to establish a current baseline water quality profile for the site and help inform IE on best management practices for groundwater monitoring during and after mining operations.

The major permits for the project will require state, county, and local authorizations. Several of these permits have been issued for exploration activities and are in the process of being amended for project construction activities. Other permits for construction activities are in preparation or have been submitted. The remaining permit applications for construction and operations will be prepared and submitted as sufficient design and engineering information become available.

The eventual closure and reclamation of the Santa Cruz Project will be directed and regulated under two separate but interconnected regulatory programs in Arizona: the Arizona State Mine Inspector and the Arizona Department of Environmental Quality. Both programs are well-established and statutes and rules are subject to licensing timeframes.

Once the facility has been sufficiently designed to advance to mine development and operation, IE will need to apply for and receive an Aquifer Protection Permit from the Arizona Department of Environmental Quality and submit and receive approval from the Arizona State Mine Inspector for a project reclamation plan. The closure approach and related closure cost estimates must be submitted following approval and before facility construction and operation.

Although an operational mined land reclamation plan has not yet been developed for the project, a preliminary closure cost estimate has been developed. Based on the conceptual design plan in the PFS, the closure costs for the Santa Cruz Project are estimated at $35 million.

In alignment with the Company’s community engagement and partnership standards, the project is being developed with a well-defined strategy to establish and uphold the support of the surrounding communities. At present, the project has initiated outreach with Native American communities that have ancestral ties to the land. In addition, community outreach with local stakeholders, and community involvement and potential partnerships are actively being pursued and/or assessed.

Capital & Operating Cost Estimates

Capital Cost Estimate

For the Santa Cruz Project, capital and operating costs were determined based on the mine plan and SX/EW plant design. The estimation process incorporated assessments of material and labor requirements derived from the design, analysis of the process flowsheet, and anticipated consumption of power and supplies.

Cost estimation is based on a combination of vendor and consumable quotes and an internal database. Approximately 80% of the capital estimate is based on detailed quotes with estimated labor installation. For the purposes of this study, initial capital expenditure is assumed to be costs incurred in 2026, 2027, and 2028. By the end of 2028, ore production from stopes has been established and the SX/EW plant has been installed to begin copper production. Additional mine and plant capital costs are incurred from 2029 and 2050 to continue meeting mine ramp up and production demands and are included in sustaining capital costs.

Total life-of-mine capital costs are $2.36 billion: $1.24 billion in initial capital and $1.28 billion in sustaining capital. Capital costs are summarized in the table below.

Estimated Total Capital Cost

Capital Costs Summary	Initial Cost ($M)	Sustaining Cost ($M)	Total LOM Capital Cost ($M)
Pre-production Mining Costs	89		89
Mining	688	1,193	1,881
Process	240	65	305
Surface Infrastructure	61	8	69
Indirects	46	7	53
Engineering, procurement, and construction management	64	2	66
Contingency	48	5	53
Total Initial Capital	1,236
Total Sustaining Capital		1,281
Reclamation and Closure Costs*	2	-163	-161
Total Life-of-Mine Capital Costs	1,238	1,118	2,355

Note: Closure costs include land sales at the end of life of mine. Totals may not sum due to rounding.

Operating Cost Estimate

Total life-of-mine operating costs are $3.95 billion, as summarized in the table below.

Estimated Operating Costs

Category	$M Total	$/t Ore Processed	$/lb Copper Produced
Mining
Consumables	1,239	9.22	0.41
Mobile Equipment	432	3.24	0.14
Haulage	39	0.29	0.01
Labor	626	4.73	0.21
Power	149	1.19	0.05
Mine Services and Indirect	55	0.40	0.02
Subtotal	2,538	19.07	0.85
SX/EW Plant and Infrastructure
Consumables	276	2.03	0.09
Hauling and Mobile Equipment	177	1.30	0.06
Labor	185	1.36	0.06
Power	300	2.20	0.10
Maintenance	58	0.43	0.02
Subtotal	996	7.31	0.33
G&A	414	3.04	0.14
Total	3,948	29.42	1.32

Note: Totals may not sum due to rounding. M=Millions; t=tonnes; lb=pounds.

Economic Analysis

Based on the cash flow model, the after-tax financial model resulted in an internal rate of return (“IRR”) of 20.0% and a net present value (“NPV”) of $1.4 billion using an 8% discount rate. The after-tax payback period, after start of operations, is 4.4 years. The pre-tax base case financial model resulted in an IRR of 22.0% and an NPV of $1.9 billion using an 8% discount rate.

The Santa Cruz Copper Project contemplates average annual copper cathode production of approximately 72,000 tonnes for the first 15 years of copper production and the average annual production is approximately 35,000 tonnes for the remaining 8 years of the life of mine.

The total life of mine is 23 years at an average C1 cash cost of $1.32 per pound of copper and sustaining cash costs of $2.01 per pound of copper.

A variable cut-off grade strategy optimizes recovery in the early years and maximizes mine life in the later years of the mine plan.

The financial analysis summary is shown in the table below.

Estimated Operating Costs

Description	Units	Life of Mine	First 15 Years
Production Data
Mine Life	years	23	15
Reserve Tonnes	million tonnes	136	106
Copper Grade	%	1.08	1.10
Daily Throughput	tonnes per day	15,000	20,000
Annual Copper Production	tonnes per year	56,685	72,186
Total Copper Cathode Produced	thousand tonnes	1,360	1,083
Recovery	%	92.2	92.4
Capital Costs
Initial Capital	$ in millions	1,236	-
Sustaining Capital	$ in millions	1,281	1,176
Unit Costs
Mining Cost	$ per tonne processed	19.07	19.55
Processing Cost	$ per tonne processed	7.31	7.02
General and Administrative Cost	$ per tonne processed	3.04	3.03
Royalties	$ per tonne processed	5.26	5.56
Total Operating Cost	$ per tonne processed	34.68	35.16
Operating + Sustaining Cost	$ per tonne processed	43.98	46.23
C1 Cash Cost	$ per pound of copper	1.32	1.29
All-in-Sustaining Cost	$ per pound of copper	2.01	1.99
Financial Analysis
Copper Price	$ per pound	4.25	4.25
Domestic Cathode Premium	$ per pound	0.14	0.14
Pre-Tax Cashflow	$ in millions	6,148	4,501
Pre-Tax Net Present Value (8%)	$ in millions	1,880	-
Pre-Tax Internal Rate of Return	%	22.0	-
After-Tax Cashflow	$ in millions	4,961	3,637
After-Tax Net Present Value (8%)	$ in millions	1,376	-
After-Tax Internal Rate of Return	%	20.0	-
After-Tax Payback Period	year	4.4

Risks

The risks associated with the Santa Cruz Project are generally those expected with underground mining operations and include the accuracy of the mineral resource and mineral reserve models, and/or operational impacts.

In addition, the noted factors that may affect the mineral resource and mineral reserve estimates include:

•	The capital cost estimates at mines under development may increase as construction progresses. This may negatively affect the economic analysis that supports the mineral reserve estimates.
•	The life-of-mine plan assumes that the project can be permitted based on envisaged timelines. If the permitting schedule is delayed, this could impact costs and proposed production.
•	The long-term reclamation and mitigation of the Santa Cruz Project are subject to assumptions as to closure timeframes and closure cost estimates. If these cannot be met, there is a risk to the costs and timing.
•	Climate changes could impact operating costs and ability to operate.
•	Political risk from challenges to the current state or federal mining laws.

Opportunities

Potential opportunities for the project include the following:

•	Upgrade of some or all the inferred mineral resources to higher-confidence categories, with additional drilling and supporting studies, such that this higher confidence material could potentially be converted to mineral reserves.
•	Optimizing the mine plan based upon market conditions. At present, the production stopes are dictated by their copper content based upon a flat long term copper price.
•	Completing additional underground core diamond drilling and development within the ore, there could be a reason to increase the width and/or height of the stopes, if geotechnical factors allow.
•	IE holds a significant ground package that retains significant exploration potential for new operations proximal to the current mineral resource and mineral reserve estimates, with the support of additional studies.
•	Ongoing leach testwork will focus on optimizing leach conditions to maximize copper recovery from chalcocite and reduce heap leach pad capital costs and solvent extraction circuit capital costs.
•	Simplification and optimization of the ore crushing circuit should provide for an opportunity to reduce plant capital costs.
•	Use of two decades of South American knowledge and expertise at applying chloride-assisted leach technology to inform construction of the on/off heap leach pad.
•	The low elevation profile of the heap leach pad (6-meter lift on/off pad) and the flat topographic terrain should provide cost saving opportunities to use low head type pumps for pregnant leach solution, raffinate, and organic pumping that can use less expensive materials of construction for pumps like fiberglass, bromo-butyl rubber-lined carbon steel (not applicable for organic) and high-density polyethylene compared to exotic metal pumps resistant to this corrosion environment such as tantalum and titanium.
•	There is potential for a considerable positive impact to the operating cost estimate by optimizing the paste backfill recipe and reducing the binder requirements.
•	There is potential to increase material handling and throughput, further optimizing the mine plan.

Conclusions

Under the assumptions presented in the PFS, the Santa Cruz Project consists of mineral resource and mineral reserve estimates that support a positive cash flow.

Recommendations

The recommended work programs to advance detailed engineering, operational readiness, permitting, and critical long-lead items total $22.4 million. The budget for recommended work is summarized in the table below.

Proposed Reagent & Process Consumables

Discipline	Cost ($ in millions)
Permitting	1.4
Environmental Testing	1.0
Detailed Engineering – Surface & Underground	9.1
Long-Lead Items	3.7
Project Support	4.2
Contingency	3.0
Total	22.4

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of BBA USA Inc.
23.2	Consent of Burns & McDonnell Engineering Company, Inc.
23.3	Consent of Fluor Canada Ltd.
23.4	Consent of Geosyntec Consultants, Inc.
23.5	Consent of Haley & Aldrich, Inc.
23.6	Consent of INTERA Incorporated
23.7	Consent of KCB Consultants Ltd.
23.8	Consent of Life Cycle Geo, LLC
23.9	Consent of Met Engineering, LLC
23.10	Consent of Paterson & Cooke USA, Ltd.
23.11	Consent of Stantec Consulting Services Inc.
23.12	Consent of Tetra Tech, Inc.
96.1	S-K 1300 Preliminary Feasibility Study & Technical Report Summary, Santa Cruz Copper Project, Arizona, Prepared by: Fluor Canada Ltd., BBA USA Inc., Burns & McDonnell Engineering Company, Inc., Geosyntec Consultants, Inc., Haley & Aldrich, Inc., INTERA Incorporated, KCB Consultants Ltd., Life Cycle Geo, LLC, Met Engineering, LLC, Paterson & Cooke USA, Inc., Stantec Consulting Services Inc., and Tetra Tech, Inc., dated June 23, 2025
99.1	Press Release dated June 23, 2025
99.2	Slideshow from Conference Call
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

Forward Looking Statements

The Company cautions you that statements included in this Current Report on Form 8-K that are not a description of historical facts are “forward-looking statements” or “forward-looking information” within the meaning of applicable US and Canadian securities laws. Such statements and information involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, its projects, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Such statements can be identified by the use of words such as “may,” “would,” “could”, “will,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “estimate,” “scheduled,” “forecast,” “predict” and other similar terminology, or state that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. These statements reflect IE’s current expectations regarding future events, performance and results and speak only as of the date of this Current Report on Form 8-K.

Such statements may include, without limitation: the projections, assumptions and estimates contained in the Preliminary Feasibility Study related to the Santa Cruz Project, including but not limited to those related to capital and operating costs, metal prices, cash flow, cash costs, revenue, net present value, internal rate of return, mine design and mining techniques and processes, copper production, grade and recoveries, development, throughput, life of mine, illustrative timelines related to mine construction, permitting and copper production, potential financing, jobs during construction and operations, mine sequencing, mining technology, equipment, staffing and infrastructure, emissions, use of land, water management and estimates regarding groundwater flow, power and other resources, estimates of mineral resources and reserves, potential for expansion of mineral resources, copper grade and cash cost costs relative to other mines, use of renewable energy, use of energy storage technologies, the ability to produce pure copper cathode, the ability to secure state and local permits, and planned or potential developments in the businesses of the Company.

Forward-looking statements are based on the author’s beliefs and assumptions and on information currently available. Such statements are subject to significant risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including fluctuations in metal prices; risks related to inflation and changes in interest rates, discount rates, exchange rates, and taxes; risks due to the inherently hazardous nature of mining- related activities; uncertainties due to health and safety considerations; uncertainties related to environmental considerations, including, without limitation, climate change; uncertainties relating to obtaining approvals and permits, including renewals, from governmental regulatory authorities; uncertainties related to changes in law; uncertainty related to the availability and terms of capital; and those risk factors described in the Company’s Annual Report on Form 10-K and other disclosures made by the Company with the U.S. Securities and Exchange Commission and Canadian securities regulators.

Although the authors believes that the assumptions and factors used in preparing the forward-looking statements in this Current Report on Form 8-K are reasonable, undue reliance should not be placed on such forward-looking statements, which only apply as of the date of this Current Report on Form 8-K, and no assurance can be given that such events will occur in the disclosed time frames or at all. The authors disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: June 23, 2025	By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer